LaBarge, Inc.
Notice of Annual Meeting of Stockholders
NOVEMBER 19, 2003

To the Stockholders:

       The Annual Meeting of Stockholders of LaBarge, Inc. will be held at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri, on November 19, 2003, at 4:00 P.M. St. Louis time. Stockholders who do not attend the Annual Meeting in person, are invited to listen to the webcast of the meeting, which will be accessible through http://www.labarge.com/investor/stockholder_calendar.asp.

       At the Annual Meeting, Common Stockholders will be asked:
1.	To elect two Class B Directors for a term ending in 2006;
2.	To elect one Class C Director for a term ending in 2004;
3.	To transact such other business as may properly come before the meeting.

       Only stockholders whose names appear of record at the Company's close of business on September 24, 2003 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. ALL CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THIS NOTICE HAVE THE DEFINITIONS GIVEN TO THEM IN THE ATTACHED PROXY STATEMENT.

We encourage you to vote via Internet or telephone, or you may mail your proxy.

       If you receive more than one proxy card because you own shares registered in different names or at different addresses, please vote each proxy as soon as possible by following the instructions on the proxy card regarding voting by Internet, telephone or mail.
By Order of the Board of Directors,

/s/Donald H. Nonnenkamp

Donald H. Nonnenkamp
Vice President, Chief Financial Officer and Secretary

October 14, 2003

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE VOTE YOUR PROXY. STOCKHOLDERS CAN HELP THE COMPANY AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY VOTING THE ENCLOSED PROXY CARD. THE PRESENCE, IN PERSON OR BY PROPERLY SUBMITTED PROXY, OF A MAJORITY OF THE COMMON STOCK OUTSTANDING ON THE RECORD DATE IS NECESSARY TO CONSTITUTE A QUORUM AT THE ANNUAL MEETING.

LaBarge, Inc. 9900A Clayton Road St. Louis, Missouri 63124 PROXY STATEMENT Annual Meeting of Stockholders to be held on November 19, 2003

       This Proxy Statement is being furnished to the Common Stockholders of LaBarge, Inc. (the "Company") on or about October 14, 2003, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on November 19, 2003 at the time, place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement of that meeting.

       Holders of shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company at its close of business on September 24, 2003 (the "Record Date") will be entitled to receive notice of and vote at the Annual Meeting. On the Record Date, September 24, 2003, 15,773,253 shares of Common Stock were outstanding. Holders of Common Stock are entitled to one vote for each share of Common Stock held of record on the Record Date on each matter that may properly come before the Annual Meeting.

       A plurality of votes of Common Stockholders cast at the Annual Meeting is required for the election of each Director. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Under applicable Delaware law, an abstention or broker non-vote will have no effect on the outcome of the election of directors.

       Management of the Company (the "Management"), together with members of the Board of Directors of the Company, in the aggregate directly or indirectly controlled approximately 34.1% of the Common Stock outstanding on the Record Date.

       Stockholders of record on the Record Date are entitled to cast their votes in person or by properly submitted proxy at the Annual Meeting. Stockholders wishing to vote their shares by proxy may do so either (i) by completing, signing, dating and returning the enclosed proxy card in the enclosed envelope, or (ii) by Internet or telephone. Instructions for voting by Internet or telephone are contained on the proxy card. The presence, in person or by properly submitted proxy, of a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.

       All Common Stock represented at the Annual Meeting by properly submitted proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR election of the Board's nominees as directors, and, at the discretion of the named proxies, on any other matters that may properly come before the Annual Meeting. The Board of Directors of the Company does not know of any matters other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement that will come before the Annual Meeting.

       Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) submitting a new proxy with a later date, including a proxy given via the Internet or by telephone, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: Corporate Secretary, LaBarge, Inc., 9900A Clayton Road, St. Louis, Missouri 63124.

       The proxies are solicited by the Board of Directors of the Company. In addition to the use of the Internet, telephone and mail, proxies may be solicited personally or by facsimile transmission by directors, officers or regular employees of the Company. The cost of solicitation of proxies will be borne by the Company.

A copy of the Company's Annual Report for the fiscal year ended June 29, 2003 is being mailed to each stockholder along with this Proxy Statement.

The date of this Proxy Statement is October 14, 2003.

PROPOSAL 1:	ELECTION OF DIRECTORS

       The Board of Directors of the Company is divided into three classes designated Class A, Class B and Class C. Each Director is elected for a three-year term and term of each Class expires in a different year.

       The Board of Directors has nominated for election two Class B Directors: Messrs. John G. Helmkamp, Jr. and Lawrence J. LeGrand and one Class C Director: Mr. Robert G. Clark. Each of the nominees is currently serving as a Director of the Company and each has consented to continue to serve as a Director if elected. Mr. Clark, currently a Class B Director, is moving to Class C in order to maintain the number of directors in each class as nearly uniform as possible. Unless proxy cards are marked to withhold authority to vote for any Director nominee, the proxies intend to vote all properly executed proxies FOR election of each of the Director nominees.

The following biographical information is furnished with respect to each nominee and each current Director whose term continues after the Annual Meeting.

	Term Expiration Date
			Director Since	Position(s) with the Company
		Age

Class B Director Nominees
John G. Helmkamp, Jr.	2006	56	1998	Director
Lawrence J. LeGrand	2006	52	1998	Director

Class C Director Nominee
Robert G. Clark	2004	44	2001	Director
Continuing Class C Director:
Robert H. Chapman	2004	58	1998	Director

Continuing Class A Directors
Craig E. LaBarge	2005	52	1981	Chief Executive Officer, President and Director
James P. Shanahan, Jr.	2005	42	1987	Director
Jack E. Thomas, Jr.	2005	51	1997	Director

       Mr. Helmkamp became a Director in 1998 and serves as a member of the Audit Committee of the Board of Directors. He retired from the positions of Chairman of the Board and Chief Executive Officer of Illinois State Bank and Trust in 1996, where he served in those capacities for more than five years.

       Mr. LeGrand became a Director in 1998 and serves as Chairman of the Audit Committee of the Board of Directors. He has been Executive Vice President of Plancorp, Inc. since 2001. He served as Executive Vice President of LMI Aerospace from 1998 to 2001. Prior to that time, Mr. LeGrand was a partner of KPMG LLP for more than 20 years.

       Mr. Clark became a Director in 2001 and serves as a member of the Human Resources Committee of the Board of Directors. Since 1984, he has served as Chairman of the Board and Chief Executive Officer of Clayco Construction Company, a construction firm doing business across the United States and Canada.

       Mr. Chapman became a Director in 1998 and serves as a member of the Audit Committee of the Board of Directors. Since 1975, he has served as Chairman of the Board and Chief Executive Officer of Barry-Wehmiller Companies, Inc., a leading provider of packaging automation equipment, and serves as a director of Midwest Bank Centre, Inc.

       Mr. LaBarge has been a Director since 1981. He assumed the positions of Chief Executive Officer and President in 1991. Prior to that time, he was Vice President-Marketing of the Electronics Division of the Company (1975 to 1979), President of the Electronics Division of the Company (1979 to 1986), Vice President of the Company (1981 to 1986) and President and Chief Operating Officer of the Company (1986 to 1991). Mr. LaBarge is also a director and member of the Audit Committee of both TALX Corporation and Young Innovations, Inc.

       Mr. Shanahan became a Director in 1987 and serves as a member of the Human Resources Committee of the Board of Directors. He has been Executive Vice President, General Counsel and a director of Pacholder Associates, Inc., an investment advisory firm, since 1986.

       Mr. Thomas became a Director in 1997 and serves as Chairman of the Human Resources Committee of the Board of Directors. Since 1982, he has been President, Chief Executive Officer and Chairman of the Board of Coin Acceptors, Inc., a world leader in the design and manufacture of coin mechanisms, bill validators, control systems, and vending machines. Mr. Thomas serves on the Board of Directors of U.S. Bancorp, is Chairman and Chief Executive Officer of Royal Vendors, Inc. and is also Chairman and Chief Executive Officer of Money Controls, Ltd.

Meetings of the Board of Directors and Fees

       The Board of Directors of the Company held six meetings in fiscal 2003. Each Director attended at least 75% of the meetings of the Board and its Committees on which he served in fiscal 2003. Members of the Board of Directors who are not employees of the Company receive $1,500 for each Board meeting attended, $750 for each committee meeting attended and $500 for attendance at the Company's Annual Meeting. Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and Committees.

Committees

       The Board of Directors has standing Audit and Human Resources Committees. The Audit Committee is composed of Messrs. Chapman, Helmkamp and LeGrand (Chairman). The Human Resources Committee is composed of Messrs. Clark, Shanahan and Thomas (Chairman). The Board does not have a Nominating Committee or committee performing similar functions.

Audit Committee

       The Audit Committee, which met five times in fiscal 2003, oversees accounting and internal control matters and appoints the independent auditors to audit the Company's financial statements. The Committee's report on its activities for fiscal 2003 is on page 10. Fees paid to the independent auditors in fiscal 2003 are provided on page 10. The Committee's charter is attached as Appendix A to this proxy statement.

The Committee is composed entirely of directors whom the Board believes to be "independent" as defined by relevant rules of the Securities and Exchange Commission and the American Stock Exchange.

Human Resources Committee

       The Human Resources Committee, which met three times in fiscal 2003, serves as the Board Compensation Committee. The committee oversees compensation for the Company's chief executive officer and other senior executives. The Committee's report on executive compensation appears on page 8.

The Board of Directors recommends that you vote FOR election of its Nominees for Director.

Executive Officers The following table sets forth certain information, as of September 24, 2003, with respect to the executive officers of the Company.

Name		Age	Position(s) with the Company

Craig E. LaBarge	.......................	52	Chief Executive Officer, President and Director
Randy L. Buschling	.....................	43	Vice President and Chief Operating Officer
Donald H. Nonnenkamp	................	51	Vice President, Chief Financial Officer and Secretary
John. R. Parmley	........................	49	Vice President - Sales and Marketing
Vernon R. Anderson	...................	55	Vice President - Operations

       Mr. LaBarge has been a Director since 1981. He assumed the positions of Chief Executive Officer and President in 1991. Prior to that time, he was Vice President-Marketing of the Electronics Division of the Company (1975 to 1979), President of the Electronics Division of the Company (1979 to 1986), Vice President of the Company (1981 to 1986) and President and Chief Operating Officer of the Company (1986 to 1991). Mr. LaBarge is also a director and member of the Audit Committee of both TALX Corporation and Young Innovations, Inc.

       Mr. Buschling joined the Company in 1998. He is currently Vice President and Chief Operating Officer of the Company. He served as Senior Vice President of the Company's Manufacturing Services Group from 1999 to 2002 and as Vice President-Aerospace and Defense Business Unit from 1998 to 1999. Prior to joining the Company, Mr. Buschling was General Manager of Watlow Electric Manufacturing Company's Systems Division for more than five years.

       Mr. Nonnenkamp joined the Company in 1999 and currently serves as Vice President, Chief Financial Officer and Secretary. Previously, he was Vice President and Treasurer for Esco Electronics Corporation from 1993 to 1999. Prior to joining Esco, Mr. Nonnenkamp served as Vice President and Chief Financial Officer for Clark Oil and Refining Corporation.

       Mr. Parmley joined the Company in 1997 and became Vice President-Sales and Marketing for the Manufacturing Services Group in 1999. He was Account Manager-Aerospace and Defense Business Unit from 1997 to 1999. Previously, Mr. Parmley was employed by Eagle-Picher Industries, Inc., where he served in various sales and management positions from 1991 to 1997.

       Mr. Anderson joined the Company in 1978 and became Vice President-Operations in 2002. Mr. Anderson previously served as Divisional General Manager (2001-2002) and General Manager of the Joplin, Missouri, facility for more than five years.

Summary Compensation Table

       The following table sets forth information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executives who served in such capacities as of June 29, 2003, for the fiscal years indicated.

		Annual Compensation (1)		Long-Term Awards Payouts

Name and Principal Position	Fiscal Year	($) Salary	($) (2) Bonus	(#) Options	($) LTIP (2) Payouts (3)	($) All Other Compensation (5)

Craig E. LaBarge Chief Executive Officer and President	2003 2002 2001	412,676 394,469 372,245	100,000 125,000 219,300	15,513 109,675 135,294	0 0 42,300	15,256 62,445 50,722

Randy L. Buschling Vice President and Chief Operating Officer	2003 2002 2001	259,653 224,847 221,128	43,500 78,000 134,000	0 69,550 63,636	0 0 0	13,503 26,075 26,160

Donald H. Nonnenkamp Vice President, Chief Financial Officer and Secretary	2003 2002 2001	232,077 220,735 210,750	45,000 65,000 80,000	0 34,085 36,364	0 0 0	12,646 33,492 34,916

John R. Parmley Vice President-Sales and Marketing	2003 2002 2001	188,010 179,865 156,481	45,000 62,993 103,518	0 43,260 31,818	0 0 0	10,140 9,972 7,272

Vernon R. Anderson (4) Vice President - Operations	2003 2002	182,177 152,888	31,000 43,898	0 12,500	0 0	11,569 29,866

(1)	Includes compensation amounts earned during the fiscal years shown, but deferred pursuant to individual deferred compensation agreements with the Company.

(2)	Bonus amounts and Long-Term Incentive Plan ("LTIP") payouts are earned in the fiscal year shown and paid in the subsequent fiscal year.

(3)

Under the terms of the Company's LTIP, awards to the Chief Executive Officer are paid 50% in cash and 50% in non-qualified stock options. Payouts to all other participants are in non-qualified stock options.

(4)	Mr. Anderson became an officer in February 2002.

(5)	Includes the following by individual for the fiscal year ending June 29, 2003:
Name		Company Match on 401(k) Deferrals ($)	Use of Auto ($)

Craig E. LaBarge	........................................	2,885	12,371
Randy L. Buschling	.....................................	3,069	10,434
Donald H. Nonnenkamp	................................	2,896	9,750
John R. Parmley	.........................................	2,967	7,173
Vernon R. Anderson	....................................	3,069	8,500

Option Grants in Last Fiscal Year

       The following table sets forth all stock options granted to the named executives during the fiscal year ended June 29, 2003.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation of Option Term
	Individual Grants

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date

					5% ($)	10% ($)

Craig E. LaBarge	15,513 (a)	20.5	5.86	8/21/07	0	0

Randy L. Buschling	0	--	--	--	--	--

Donald H. Nonnenkamp	0	--	--	--	--	--

John R. Parmley	0	--	--	--	--	--

Vernon R. Anderson	0	--	--	--	--	--

(a)	Options awarded under this grant to Mr. LaBarge will become exercisable on August 21, 2004.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

       The following table sets forth all stock options exercised by the named executives during the fiscal year ended June 29, 2003, and the number and value of unexercised options held by such executives at fiscal year-end.

	Shares Acquired on Exercise (#)	Value Realized ($) (b)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised "In the Money" Options at Fiscal Year End ($) (a)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Craig E. LaBarge	0	0	289,168	290,432	256,582	257,947

Randy L. Buschling	0	0	76,542	128,276	80,728	120,229

Donald H. Nonnenkamp	0	0	64,893	67,776	68,996	61,711

John R. Parmley	0	0	37,964	71,421	40,133	65,050

Vernon R. Anderson	0	0	31,500	12,500	30,025	9,375

(a)	Options are "in the money" if the market value of the shares covered thereby is greater than the option exercise price. Market value of a share at June 29, 2003 was $3.60.

(b)	Value realized is the difference between the market value of a share on the exercise date and the exercise price per share, times the number of shares exercised.

Human Resources Committee
Report on Executive Compensation

       LaBarge, Inc. has had an independent Human Resources Committee (the "Committee") since 1981. The Committee is made up of three outside directors appointed annually by the Board of Directors (the "Board"). The principal responsibilities of the Committee include the following:

*

Review and recommend to the Board the annual salary, incentive compensation, including performance awards under the 1999 Non-Qualified Stock Option Plan, and other benefits of the chief executive officer and other members of executive management.

The Company's compensation practices are designed to achieve certain fundamental objectives, including:

*	To attract and retain talented key executives;
*	To set competitive compensation levels;
*	To provide incentives which focus performance on the achievement of Company objectives;
*	To align executive compensation, including the award of stock options, with the interest of the stockholders.

       To assist the Committee, the Company has, for more than 10 years, contracted with an independent compensation and benefits consulting firm. This firm periodically evaluates each of the key management positions within the Company. The evaluation is based upon such criteria as the size and scope of the job, specific technical and managerial skills required, and the impact of the specific job on Company results.

       Using the evaluations of each job and data on the compensation practices of over 500 industrial companies in the U.S., the consultants recommend ranges for both base salary and bonus opportunity. The range for base salary is wide (plus or minus 20% from a mid-point) to accommodate a variety of individual criteria, including competitive factors and specific job performance over time. The recommended range for bonus opportunity is also wide, plus or minus 50% from a mid-point. The Committee believes that executives should be paid a base salary that is within the recommended range. Actual bonus payments may range from zero to the recommended high point or greater.

       Each year, the CEO makes recommendations to the Committee regarding proposed salary changes and bonus payments, if any. The recommendations, and the Committee's evaluation of them, are based upon a variety of criteria including profit performance to plan, cash flow, debt reduction, customer development, the accomplishment of specific important objectives and many subjective factors. All of these factors were considered in determining the salaries and bonuses for 2003. These factors are also considered in establishing the compensation of the Chief Executive Officer.

       In determining the CEO's total compensation, the Committee considered Mr. LaBarge's level of responsibility, leadership and overall contribution as Chief Executive Officer. In particular, the following were considered by the Committee for fiscal 2003: the sequential quarterly improvement in sales and earnings, the increase in backlog to record levels, the reduction in debt and the sale of the railroad portion of the ScadaNET Network™ business, on favorable terms.

Committee members:	Jack E. Thomas, Jr., Chairman
Robert G. Clark
James P. Shanahan, Jr.

Employment Agreement with Named Executive Officer

       In 1999, the Company entered into an Executive Severance Agreement ("Agreement") with Donald H. Nonnenkamp, Vice President, Chief Financial Officer and Secretary of the Company. The Agreement provides that, following a Change of Control (as defined by the Agreement), the Company will continue to employ Mr. Nonnenkamp for a period not less than one year at his place of employment immediately prior to the Change of Control or within 50 miles thereof. During that period, Mr. Nonnenkamp would be entitled to a base salary in the amount not less than the annualized base salary paid or payable to him during the month immediately preceding the month in which the Change of Control occurs. He would also be entitled to an annual bonus equal to the same percentage of his base salary as the average bonuses paid to Mr. Nonnenkamp in each of the five fiscal years most recently ended were to his base salary in those years, after disregarding the highest and lowest of such percentages. Mr. Nonnenkamp would also be entitled, during such one-year period, to all pension, welfare and other employee benefits, fringe benefits and perquisites in amounts and on terms no less favorable than those to which he was entitled on the date of the Change of Control. The Agreement also provides that, in the event of termination of Mr. Nonnenkamp's employment during such one-year period for reasons other than death, disability, or Cause (as defined by the Agreement) or voluntarily by Mr. Nonnenkamp without Good Reason (as defined by the Agreement), Mr. Nonnenkamp would be entitled to a lump sum payment from the Company equal to the sum of: (i) his salary and other compensation not yet paid by the Company through the date of termination; (ii) a bonus prorated for the portion of the year through the date of termination; (iii) the product of three times the sum of (x) Mr. Nonnenkamp's salary plus (y) the bonus to which he would have been entitled for the full fiscal year; plus (iv) vacation pay. The Company would also be required to provide to Mr. Nonnenkamp for three years after termination all medical, hospitalization, disability and certain other benefits in amounts and on terms not less favorable than those to which he was entitled at the time of termination. If the foregoing amounts were not paid when due, they would bear interest at the rate of 15% per annum. The Agreement provides for appropriate adjustments of such payments if they would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Report of the Audit Committee

       The primary role of the Audit Committee is oversight of the Company's financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated statement. The Board, in its business judgment, has determined that the members of the Audit Committee are "independent," as required by the American Stock Exchange. The Committee acts under a charter attached to this proxy statement. The Committee reviews the adequacy of the charter at least annually.

       Committee members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Act of 1933 in either of those fields or in auditor independence. In carrying out its responsibilities, the Committee looks to management and the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the Company's consolidated financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

       In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the Company's audited consolidated financial statements. Management and the independent auditors told the Audit Committee that the Company's financial statements were fairly stated in accordance with generally accepted accounting principles. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees and has considered whether the independent auditor's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

       The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

       In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 29, 2003 for filing with the Securities and Exchange Commission.

The Audit Committee has retained KPMG LLP to audit the Company's financial statements for fiscal 2004.

Committee Members:	Lawrence J. LeGrand, Chairman
Robert H. Chapman
Richard P. Conerly
John G. Helmkamp, Jr.

Independent Auditors' Fees

       KMPG LLP served as the independent public accountants for the fiscal year ending June 29, 2003, and is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions raised orally at the meeting.

KPMG LLP Fees		Last Fiscal Year

Audit fees	..........................................................................	$197,400
Financial information systems design and implementation	.................	---
All other fees*	...................................................................	$201,665

*  All other fees include amounts paid for non-financial statement audit services, primarily tax services. The Audit Committee has considered whether the provisions of these services is compatible with maintaining the independent accountants' independence.

Voting Securities and Ownership Thereof By Management and Certain Beneficial Owners

       Set forth below is information as of September 24, 2003, concerning all persons known to the Company to be beneficial owners of more than 5% of the Common Stock outstanding on the Record Date, and beneficial ownership of Common Stock by each Director and nominee for Director of the Company, each Executive Officer of the Company named in the compensation table and all Executive Officers and Directors as a group (unless otherwise indicated, such ownership represents sole voting and sole investment power).

Name and Address of Beneficial Owners (1)	Shares Beneficially Owned	Percent of Class

Directors and Executive Officers:

Vernon R. Anderson	106,488 - (2) (4)	*

Randy L. Buschling	137,727 - (2) (4)	*

Robert H. Chapman	2,600	*

Robert G. Clark	6,700	*

Richard P. Conerly	51,704	*

John G. Helmkamp, Jr.	507,196 - (3)	3.4%

Craig E. LaBarge	2,266,052 - (2) (4) (5) (6) (7) (8)	14.8%

Lawrence J. LeGrand	1,982,525 - (9) (11)	13.3%

Donald H. Nonnenkamp	923,085 - (2) (4)	6.1%

John R. Parmley	93,447 - (2) (4)	*

James P. Shanahan, Jr.	84,000	*

Jack E. Thomas, Jr.	2,000	*

All executive officers and directors as a group	5,328,265	34.1%

5% Stockholders:

Pierre L. LaBarge, Jr. Revocable Living Trust
c/o Plancorp, Inc. 1350 Timberlake Manor Parkway Suite 100 Chesterfield MO 63017	1,977,525 - (10)	13.3%

Joanne V. Lockard c/o Plancorp, Inc. 1350 Timberlake Manor Parkway Suite 100 Chesterfield MO 63017	1,984,492 - (10) (11) (12)	13.3%

Leo V. Garvin, Jr. c/o Plancorp, Inc. 1350 Timberlake Manor Parkway Suite 100 Chesterfield MO 63017	1,977,525 - (10) (11)	13.3%

Royce & Associates 1414 Avenue of the Americas New York, NY 10019	806,000 - (13)	5.4%

* Less than 1%
(1)	The address of each Executive Officer and Director is c/o LaBarge, Inc., 9900A Clayton Road, St. Louis, Missouri, 63124.

(2)

Includes options exercisable within 60 days for the following number of shares under the 1993 and 1995 Incentive Stock Option Plans and the 1999 Non-Qualified Plan: Vernon R. Anderson - 44,000; Randy L. Buschling - 132,905; Craig E. LaBarge - 380,403; Donald H. Nonnenkamp - 86,826; John R. Parmley - 75,841. All executive officers and directors as a group - 719,975 shares.

(3)

Includes 3,800 shares held by Mr. Helmkamp's spouse in her name, 5,911 shares in her IRA and 35,000 shares held in a trust, of which she acts as trustee. Also includes 57,900 shares held in three trusts for the benefit of Mr. Helmkamp's children and 65,000 shares held in a charitable remainder trust; Mr. Helmkamp is trustee of the aforesaid trusts. Mr. Helmkamp disclaims beneficial ownership of all these shares.

(4)

Includes the following number of shares held in employee contribution and Company match accounts, respectively, of the Benefit Plan: Vernon R. Anderson, 43,335 and 15,060; Randy L. Buschling, 0 and 4,822; Craig E. LaBarge, 201,405 and 28,492; Donald H. Nonnenkamp, 0 and 3,513; and John R. Parmley, 0 and 4,553. The named persons have sole voting power with respect to shares held in their contribution and (except as noted below) employer match accounts, sole dispositive power with respect to shares held in their contribution accounts and no dispositive power with respect to shares held in their Company match accounts. In addition, Messrs. LaBarge and Nonnenkamp, as administrators of the Benefit Plan, have shared dispositive power and no voting power (except for shares held in their own accounts) as to 835,259 shares held in the employer match accounts of the Benefit Plan. Messrs. LaBarge and Nonnenkamp disclaim beneficial ownership of all shares held in the Company match accounts of employees other than themselves.

(5)	Includes 10,668 shares held by three trusts for the benefit of two nephews and one niece, of which trusts Mr. LaBarge is a co-trustee and in which shares Mr. LaBarge disclaims beneficial ownership.

(6)

Includes 70,548 shares held by Mr. LaBarge's spouse in her name, 34,000 shares held in her IRA, and 11,042 shares as custodian for their two minor children. Mr. LaBarge disclaims beneficial ownership of these shares.

(7)	Includes 18,172 shares held by a trust for two minor children of Mr. LaBarge. Mr. LaBarge is a co-trustee and disclaims beneficial ownership.

(8)	Includes 681,805 shares owned in Mr. LaBarge's individual capacity, 2,750 shares owned jointly with his spouse and 20,000 shares held in his IRA.

(9)	Includes 5,000 shares held in Mr. LeGrand's individual capacity.

(10)	Based on Schedule 13G filed August 25, 2003.

(11)

Includes 1,977,525 shares held by the Pierre L. LaBarge Revocable Living Trust for which Ms. Lockard and Messrs. Garvin and LeGrand serve as co-trustees and as to which they have shared voting and dispositive power. Each of the co-trustees disclaims beneficial ownership of these shares.

(12)

Includes 4,967 shares owned jointly with Ms. Lockard's spouse as to which she has shared voting and dispositive power and 2,000 shares held in the Company's 401(k) plan as to which she has sole voting power.

(13)	Information submitted on Form 13F filed August 8, 2003.

Section 16(a) Beneficial Ownership Compliance

       Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors, executive officers and beneficial owners of more than 10% of the Company's outstanding shares of Common Stock file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission and the American Stock Exchange to report their holdings of the Company's shares and changes thereto.

       Based on its review of copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during fiscal 2003 all filing requirements were timely complied with except that Leo V. Garvin, Jr. and Joanne V. Lockard each failed to timely file one Form 3 to report that they had become beneficial owners of more than 10% of the Company's shares as a result of becoming successor co-trustees of two trusts upon the death of the grantor. Each subsequently filed the required Form 3.

Performance Graph

       Five-Year Total Return. The following graph compares the cumulative total stockholder return (stock price appreciation plus dividend) on the Company's Common Stock with the cumulative total return of the American Stock Exchange market value and a peer group.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
AMONG LABARGE, INC., THE AMEX MARKET VALUE (U.S. & FOREIGN) INDEX
AND A PEER GROUP

* Based on $100 invested on 6/30/98 in stock or index including reinvestment of dividends, for the period    June 30, 1998 through June 30, 2003.

       The peer group consists of the following companies selected on the basis of their market capitalization and similarity of businesses: Cubic Corporation, EDO Corporation, Miltope Group, Inc., Esterline Technologies Corporation and Sparton Corporation.

STOCKHOLDER PROPOSALS

Stockholder Proposals for Next Year

       Any stockholder proposal to be considered for inclusion in the Proxy Statement for the next Annual Meeting, which is expected to be held in November 2004, must be received by the Company in writing at its principal office at the address listed on page 1 hereof no later than June 17, 2004. The deadline for written notice of a proposal for which the stockholder will conduct his or her own solicitation is August 31, 2004.

SEC Form 10-K

       Stockholders may obtain a copy of the Company's Annual Report on Form 10-K without charge by writing to the Secretary at the address listed on page 1 or by visiting the Company's website at www.labarge.com.

By Order of the Board of Directors of LaBarge, Inc.
/s/Donald H. Nonnenkamp

DONALD H. NONNENKAMP
Vice President, Chief Financial Officer and Secretary

St. Louis, Missouri
October 14, 2003

APPENDIX A

LaBarge, Inc.
AUDIT COMMITTEE CHARTER

I.   PURPOSE

        The Audit Committee ("Committee") will have responsibility to (i) assist the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the Company's financial statements, the independent auditors' qualifications, independence and performance, the system of internal controls, the audit process and the Company's process for monitoring compliance with laws and regulations related to financial reporting, and the Company's Corporate Code of Conduct; and (ii) prepare the Committee report required to be included in the Company's annual proxy statement. The Committee shall maintain a free and open means of communication with the Board, the independent auditors, the senior internal accounting personnel and management of the Company. The Committee shall be directly responsible for the appointment, compensation, and oversight of the work of any public accounting firm employed by the Company (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such public accounting firm shall report directly to the Committee.

II.   ORGANIZATION
A.

The Committee will consist of at least three members as designated by the Board of Directors to serve until their successors are duly designated. One of the members will be designated by the Board to serve as Committee Chairman.

B.	Qualifications:

*

Each member of the Committee shall be an "independent" director within the meaning of the American Stock Exchange ("Exchange") rules and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee.

*
The members must not (i) accept any consulting, advisory, or other compensatory fee from the Company; or (ii) be an affiliated person of the Company or any subsidiary thereof.
*	Each Committee member shall be financially literate, as determined by the Board of Directors in its business judgment.
*

At least one member of the Committee must have accounting or financial management expertise, as determined by the Board of Directors in its business judgment. At a minimum, this person must have, through: (i) education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions; (ii) experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions, or experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluations of financial statements; or (iii) other relevant experience ---

(1)	an understanding of financial statements and generally accepted accounting principles;
(2)	an ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;
(3)

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company's financial statements, or experience actively supervising one or more persons engaged in such activities;

(4)	an understanding of internal controls and procedures for financial reporting; and
(5)	an understanding of audit committee functions.

*	The independence requirements for the members shall be subject to any limitations or exceptions permitted from time to time by Federal law or the rules and regulations of the Exchange.

C.

The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Committee shall meet at least quarterly with management, the senior internal accounting staff and the Company's independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believes should be discussed privately. The Committee may request any officer or employee of the Company or outside counsel or a representative of the independent auditors to meet with the Committee or any member thereof.

D.

The Committee shall ensure that the Company promptly provides the Exchange, in accordance with Exchange rules then in effect, upon any changes in the composition of the Committee and otherwise approximately once each year, with written confirmation regarding:

*	Any determination that the Board has made regarding the independence of the Committee members;
*	The financial literacy of the Committee members;
*	The determination that at least one member of the Committee has accounting or financial management expertise; and
*	The annual review and reassessment of the adequacy of the Committee's charter.
The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a Committee of the Board of Directors, for payment of compensation---

*	to the public accounting firm employed by the Company for the purpose of rendering or issuing an audit report; and
*	to any advisors employed by the Committee under Section III.

III.   ROLES AND RESPONSIBILITIES

        In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions and to satisfy itself that the corporate accounting and financial reporting practices of the Company, as well as the auditing process, are in accordance with all applicable requirements. While there is no "blueprint" to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
2.	Select and retain the independent auditors, which auditors shall be instructed that they are ultimately accountable to the Audit Committee.
3.	Approve the fees to be paid to the independent auditors.
4.

Consider the adequacy and effectiveness of the Company's accounting and internal control policies and procedures through inquiry and discussions with the Company's independent auditors and senior internal accounting staff and management of the Company.

5.

Ascertain the existence, if any, of reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control through inquiry and discussions with the Company's independent auditors, and consider the appropriateness of corrective action, if needed, being taken by management.

6.

Meet with the independent auditors prior to the annual audit to review their proposed audit scope and approach, including staffing of the audit and coordination of the audit work with the work of internal accounting personnel.

7.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.
8.

Review the Company's annual audited financial statements, including the Company's disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations" with management and with the independent auditors, including major issues regarding accounting and auditing principles and practices, prior to the annual filings.

9.

Review an analysis prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

10.

Review with management and the independent auditors the Company's quarterly financial statements prior to the filing of its Form 10-Q. Confirm that the quarterly financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" have been reviewed by the Company's independent auditors using professional standards and procedures for conducting such reviews, as established by U.S. generally accepted auditing standards.

11.	Review with management and the independent auditors all Company press releases summarizing earnings.
12.	Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.
13	Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors or management.
14.

Take appropriate action to oversee the independence of the independent auditors and receive periodic reports from the independent auditors regarding the auditors' independence consistent with Independence Standards Board Standard 1 and discuss such reports with the auditors.

15.	Evaluate the performance of the independent auditors and, if determined appropriate by the Audit Committee, replace the independent auditors.
16.

Review with the independent auditors any problems or difficulties the auditors may have encountered, any disagreements or issues between the independent auditors and management and how those disagreements or issues were resolved, and any management letter provided by the auditors and the Company's response to the letter.

17.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.
18.

If deemed appropriate, initiate special investigations into matters within the Committee's scope of responsibilities or as delegated by the Board of Directors and in connection therewith the Committee may retain independent counsel, accountants or others to assist it in the conduct of any investigation.

19.	The Committee shall establish procedures for ---
(a)	the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing mattes; and
(b)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management.

Adopted by the Board of Directors April 30, 2003.

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LaBarge, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

NOVEMBER 19, 2003

The undersigned hereby appoints Craig E. LaBarge and Donald H. Nonnenkamp, or either of them acting in the absence of the other, proxies for the undersigned, with full power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of LaBarge, Inc. to be held at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri, on November 19, 2003, at 4:00 P.M. St. Louis time, and at any adjournments thereof, in accordance with the instructions noted below, and with discretionary authority with respect to such other matters not known or determined at the time of the solicitation of this proxy, as may properly come before said meeting or any adjournments thereof. Stockholders who do not attend the Annual Meeting in person, are invited to listen to the webcast of the meeting, which will be accessible through http://www.labarge.com/investor/stockholder_calendar.asp on the Internet.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR

VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated, and signed, on the other side)

FOLD AND DETACH HERE

LaBarge, Inc. --- ANNUAL MEETING, NOVEMBER 19, 2003

YOUR VOTE IS IMPORTANT TO US!

You can vote in one of three ways:

1. Call toll free 1-866-860-0411 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call;

or

2. Via the Internet at https://www.proxyvotenow.com/lbi and follow the instructions;

or

3. Mark, sign, and date your proxy card and return it promptly in the enclosed envelope.

WE ENCOURAGE VOTING ON THE INTERNET OR BY TELEPHONE.

Please see reverse side for voting instructions

The undersigned hereby revokes any proxies heretofore given in connection with the Annual Meeting and directs said persons to use this proxy to act or vote as follows:

With- For All

For hold Except

1. Election of Directors:

Class B -	(01) John G. Helmkamp, Jr.
(02) Lawrence J. LeGrand
Class C -	(03) Robert G. Clark

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

The Board of Directors recommends that you vote "FOR" the election of the nominees listed above.

Please mark your votes as indicated in this example

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR

PROPOSAL 1.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Please be sure to sign and date

this Proxy in the box below.

Date

Stockholder sign above Co-holder (if any) sign above

x x x IF YOU ARE NOT VOTING BY INTERNET OR BY TELEPHONE, DETACH PROXY CARD AND MAIL IN ENVELOPE PROVIDED. x x x

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

INSTRUCTIONS FOR VOTING YOUR PROXY

Stockholders of record have three alternative ways of voting their proxies:

1. By Mail (traditional method); or

2. By Telephone (using a Touch-Tone Phone); or

3. By Internet

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned your proxy card. Please note that all votes cast via the telephone or the Internet must be cast prior to 12 midnight, November 18, 2003.

Vote by Telephone
Vote by Internet
It's fast, convenient, and immediate.	It's fast, convenient, and your vote is immediately
Call Toll-Free on a Touch-Tone Phone	confirmed and posted.
1-866-860-0411
https://www.proxyvotenow.com/lbi.
Follow these four easy steps:	Follow these four easy steps:
1. Read the accompanying Proxy Statement and Proxy Card.	1. Read the accompanying Proxy Statement and Proxy Card.

2. Call the toll-free number	2. Go to the Website
1-866-860-0411.	https://www.proxyvotenow.com/lbi
3. Enter your 9-digit Control Number,	3. Enter your 9-digit Control Number,
located below.	located below.
4. Follow the recorded instructions.	4. Follow the recorded instructions.
Your vote is important!	Your vote is important!
Call 1-866-860-0411 anytime!	Go to https://www.proxyvotenow.com/lbi
IT IS NOT NECESSARY TO RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.
PLEASE NOTE THAT THE LAST VOTE RECEIVED, WHETHER BY TELEPHONE, INTERNET, OR BY MAIL, WILL BE THE VOTE COUNTED.